Exhibit 99.1

Press Release - July 6, 2005

Rock Hill, N.Y.- Frontier Insurance Group, Inc. (the “Company”), the parent of Frontier Insurance Company in Rehabilitation, announced today that on July 5th it filed for voluntary chapter 11 bankruptcy protection in the Southern District of New York, which will result in a restructuring of the Company. For in excess of 12 months, the Company has been holding discussions with respect to its restructuring with its largest single creditor. Frontier intends to file a plan of reorganization and re-emergence from the chapter 11 proceeding.

Chairman Jerry Goldress stated that “While there is still much work to be done, we believe today’s action is a further step in resolving the challenges presented by our financial situation. Seeking protection under chapter 11 provides an opportunity to restructure for the benefit of all our stakeholders.”

The Company’s subsidiaries are not a part of the chapter 11 proceeding. Operations at: Frontier Insurance Company (which was voluntarily placed in rehabilitation in the State of New York in August, 2001), Medical Professional Liability Agency, Ltd., Spencer Douglas Insurance Agency, Inc., Pioneer Claim Management, Inc., Western Indemnity Insurance Company (which is in liquidation in the State of Texas) and Regency Financial Corp. are expected to continue unchanged, and unaffected by the Company’s chapter 11 proceeding.

Frontier Insurance Group, Inc., a Delaware corporation incorporated in 1986, is an insurance holding company which, through its direct and indirect wholly-owned subsidiaries, conducted business as a specialty insurer underwriting and marketing various specialty property/casualty coverages.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are inherently uncertain and actual results may differ materially from those anticipated or projected.